September 23, 2009

Dear Broker or Other Nominee Holder:

We have received a number of telephone calls related to our current rights offering, especially with respect to the Over-Subscription component of the offering.  In order to help you advise your clients, we have attached a scanned copy of the back of an actual rights certificate that outlines how to calculate the Over-Subscription amount.  We will not know the number of shares available for the Over-Subscription until after the rights offering expires, at which time we will calculate how many shares were subscribed for in the Basic Subscription and how many shares remain available for purchase in the Over-Subscription.  If your client desires to purchase the maximum number of shares that are purchasable by your client in the rights offering, you may find it easier to arrange for your client to pay a total amount equal to twice the Basic Subscription amount.  Any excess funds will be returned.  For example, if your client's Basic Subscription amount is $10,000, you may wish to send that amount, along with another $10,000 as the Over-Subscription amount, for a total of $20,000, to the Subscription Agent.

The funds for the Over-Subscription amount must be sent to the Subscription Agent at the same time that you send the Subscription Agent the funds for the Basic Subscription amount.  All subscription materials, including funds for the Basic Subscription amount and the Over-Subscription amount, must be received by the Subscription Agent by 5:00 p.m., New York time, on September 30, 2009.

If you have any further questions, please contact me or my assistant, Joseph Gangemi, at Center Bancorp, Inc. at (908)-206-2886.

Center Bancorp, Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission for the rights offering referred to in this letter.  Before you invest, you should read the prospectus in that registration statement and other documents Center Bancorp has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visitng EDGAR on the SEC website at www.sec.gov.  Alternatively, Center Bancorp will arrange to send you the prospectus if you request it by calling the Subscription Agent toll-free at 800 368 5948.

Regards,

Anthony C. Weagley
President & CEO

DELIVERY OPTIONS FOR SUBSCRIPTION CERTIFICATE

By Mail: Registrar and Transfer Company P.O. Box 645, Cranford, NJ 07016-0645 Attn: Reorg/Exchange Department	By Hand or Overnight Courier: Registrar and Transfer Company 10 Commerce Drive, Cranford, NJ 07016 Attn: Reorg/Exchange Department

Delivery to an address other than the address listed above will not constitute valid delivery. Delivery by facsimile will not constitute valid delivery.

PLEASE PRINT ALL INFORMATION CLEARLY AND LEGIBLY.

SECTION 1

IF YOU WISH TO SUBSCRIBE FOR YOUR FULL SUBSCRIPTION PRIVILEGE OR A PORTION THEREOF:

Basic Subscription Privilege

I exercise __________ rights x 0.1217 = ____________
          (no. of your rights)          (ratio)   (total no. of your new shares)

Therefore, I apply for _____________x $ 7.00          =      $__________
                               (no. of new shares) (subscription price) (amount enclosed)

Over-Subscription Privilege

If you fully exercise your Basic Subscription Privilege and wish to subscribe for additional shares up to the total number of unsubscribed shares multiplied by your ownership percentage of our outstanding Common Stock at the record date you may exercise your Over-Subscription Privilege.

Accordingly, my maximum Over-Subscription Privilege is:

STEP 1: Determine the maximum number of unsubscribed shares:

SECTION 2

SPECIAL ISSUANCE OR DELIVERY INSTRUCTIONS FOR SUBSCRIPTION RIGHTS HOLDERS:

(a) To be completed ONLY if the certificate representing the Common Stock is to be issued in a name other than that of the registered holder. (See the Instructions.) DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

ISSUE COMMON STOCK TO:

________________________________________________________________
(Please Print Name)
________________________________________________________________
(Print Full Address)
________________________________________________________________
(Social Security # or Tax ID #)

(b) To be completed ONLY if the certificate representing the Common Stock is to be sent to an address other than that shown on the front of this certificate. (See the Instructions.) DO NOT FORGET TO COMPLETE THE GUARANTEE OF SIGNATURE(S) SECTION BELOW.

( _______________	-	_____________ )	=	____________	shares
(total shares offered less new shares purchased by standby purchaser by exercising Basic Subscription Privilege)		(total no. of your new shares purchased by exercising Basic Subscription Privilege)		(maximum unsubscribed shares)
____________________________________________________
(Please Print Name)
____________________________________________________
(Print Full Address)
____________________________________________________
(Social Security # or Tax ID #)

STEP 2: Determine your maximum Over-Subscription Privilege	GUARANTEE OF SIGNATURE(S)

__________	x	( _________	/	_______ )	=	_______ shares
YOU MUST HAVE YOUR SIGNATURE GUARANTEED IF YOU WISH TO HAVE YOUR SHARES DELIVERED TO AN ADDRESS OTHER THAN YOUR OWN OR TO A SHAREHOLDER OTHER THAN THE REGISTERED HOLDER.

Your signature must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. These generally include (a) a commercial bank or trust company, (b) a member firm of a domestic stock exchange, or (c) a credit union.

(maximum unsubscribed shares)		(total no. of rights listed on the front of certificate)		(total outstanding shares)		(maximum over-subscription shares prior to offering)
Therefore, I apply for:					Signature: _______________________________________________________ (Name of Bank or Firm) By: ____________________________________________________________ (Signature of Officer)
______________	x	_7.00__________	=	$ __________________
(no. of your over-subscription shares subscribed for)		(subscription price)		(additional amount enclosed)

☐	Certified check or bank draft drawn on a U.S. bank, or postal telegraphic or express money order payable to Center Bancorp, Inc.
☐	Wire transfer directly to the special account maintained by Registrar and Transfer Company, as Subscription Agent.

TO SUBSCRIBE: I acknowledge that I have received the prospectus for this offer and I hereby irrevocably subscribe for the number of shares indicated above on the terms and conditions specified in the prospectus. I hereby agree that if I fail to pay for the shares of Common Stock for which I have subscribed, Center Bancorp, Inc. may exercise its legal remedies against me.

_____________________________________________________
Signature(s) of Subscriber(s)

IMPORTANT: THE SIGNATURE(S) MUST CORRESPOND IN EVERY PARTICULAR, WITHOUT ALTERATION, WITH THE NAME(S) AS PRINTED ON THE REVERSE OF THIS SUBSCRIPTION CERTIFICATE.

If signature is by trustee(s), executor(s), administrator(s), guardian(s), attorney(s)-infact, agent(s), officer(s) of a corporation or another acting in a fiduciary or representative capacity, please provide the following information (please print). See

Name(s):___________________________________________________

Capacity (Full Title):__________________________________________

Taxpayer ID # or Social Security #_______________________________

FULL PAYMENT FOR THE SHARES MUST ACCOMPANY THIS FORM AND MUST BE MADE IN UNITED STATES DOLLARS BY (I) CERTIFIED CHECK OR BANK DRAFT DRAWN UPON AUNITED STATES BANK OR POSTAL, TELEGRAPHIC OR EXPRESS MONEY ORDER PAYABLE TO CENTER BANCORP, INC., OR (2) WIRE TRANSFER TO THE SPECIAL ACCOUNT MAINTAINED BY REGISTRAR AND TRANSFER COMPANY, AS SUBSCRIPTION AGENT.